7

Exhibit 99.1

CONTACT:                    FOR IMMEDIATE RELEASE
Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Jane F. Casey
Vice President & Treasurer
(203) 661-1926, ext. 6619

BLYTH, INC. REPORTS 4th QUARTER AND 2012 SALES AND EARNINGS
ViSalus Growth Largely Offsets Declines at PartyLite and Miles Kimball
Blyth Also Provides 2013 Earnings Guidance

GREENWICH, CT, USA, March 14, 2013: Blyth, Inc. (NYSE: BTH), a direct to consumer company and leading designer and marketer of health and wellness products, candles and accessories for the home sold through the direct selling and direct marketing channels, today reported earnings for the fourth quarter and full year.

2012 Fourth Quarter Performance

Net Sales for the three months ended December 31, 2012 decreased approximately 4% to $331.0 million from $345.5 million for the comparable prior year period. Sales growth of ViSalus, as compared to the prior year period, was more than offset by declines at PartyLite and Miles Kimball Company.

Commenting on fourth quarter accomplishments, Robert B. Goergen, Chairman of the Board and Chief Executive Officer noted, “Blyth achieved two significant objectives at the end of last year that positions it for profitable growth as a direct-to-consumer marketing company. First, the sale of Sterno completed our transformation from a multi-channel company to one focused on the direct selling and direct marketing channels of distribution. Second, we arrived at a new, long-term understanding with the ViSalus Founders that preserves their ability to remain equity participants in the business as we work together to achieve global market penetration.”

Turning to the fourth quarter financial results, Mr. Goergen noted that, “ViSalus's fourth quarter sales, at $127 million, represented 29% year-over-year sales growth. Moreover, its full year sales were $624 million versus $230 million in 2011. That ViSalus achieved such significant market penetration highlights the opportunity in opening additional markets outside of North America, beginning in 2013, following the lead of many global health and wellness competitors.”

Regarding the PartyLite and Miles Kimball Company businesses, Mr. Goergen added, “We continue to invest in our Candles & Home Décor and Catalog & Internet businesses in order to attain long-term sales and earnings growth.”

Blyth's operating profit for the fourth quarter was $39.8 million this year versus $34.5 million last year and includes the following pretax items:

•	A ViSalus Equity Incentive Plan (EIP) charge of $2.2 million this year and $11.6 million last year related to the EIP that was terminated in January 2013, and

•	Restructuring charges of $1.0 million for PartyLite this year and $3.0 million last year.

Excluding the impact of these charges, Blyth's operating profit would have been $43.0 million this year versus $49.1 million last year.

Net Earnings attributable to Blyth, Inc. for the fourth quarter were $27.8 million compared to $25.6 million for the prior year. Diluted Earnings Per Share attributed to Blyth, Inc. for the fourth quarter were $1.63 this year compared to $1.54 last year. This year's Diluted Earnings Per Share include:

•	Impairment of Midwest-CBK note receivable charge of $0.06 this year,

•	ViSalus EIP charge of $0.06 this year versus a $0.22 charge last year,

•	PartyLite restructuring charges of $0.04 this year versus $0.12 last year, and

•	A gain of $0.36 from discontinued operations versus $0.07 last year.

Excluding these unusual items and discontinued operations, Normalized Earnings Per Share for the fourth quarter were $1.42 this year versus $1.80 last year.

In December 2012, Blyth increased its ownership in ViSalus from approximately 73% to approximately 81% at a cost of $60 million. As part of that transaction, Blyth essentially modified its obligation to purchase the remaining 19% interest in ViSalus that it did not already own through the issuance by ViSalus of redeemable convertible preferred stock.

This December 2012 transaction necessitated a revaluation of ViSalus which was made through an independent appraisal that took into account a number of factors, including recent declines in public direct selling company multiples. The revaluation resulted in a fair market value of ViSalus which required a non-cash adjustment of $34 million, or $1.99 on a Diluted Earnings Per Share basis. As a result, after giving effect to the exchange of redeemable preferred stock in excess of fair value, Net Earnings Attributable to Blyth, Inc. Common Stockholders in the fourth quarter of 2012 is a loss of $6.2 million, or a loss of $0.36 per share.

In connection with the issuance of the redeemable convertible preferred stock, the Company has recorded an obligation on its balance sheet, identified as “Redeemable Preferred Stock”, for $147 million. The establishment of this instrument resulted in a charge against equity during the fourth quarter of 2012 of $75 million, which consists of the difference between the September 30, 2012 Redeemable Non-Controlling Interest balance of $132 million, less December's payment to increase ownership from 73% to 81% of $60 million, and less December's establishment of Redeemable Preferred Stock of $147 million.

Mr. Goergen further noted, “We must not lose sight of the fact that Blyth has invested $145 million in its 81% stake in ViSalus, a company that achieved 2012 sales growth of 171% in North America, growing from $230 million in 2011 to $624 million. Moreover, ViSalus contributed $97 million in operating profit to Blyth's 2012 results, a nearly three-fold increase over the $35 million earned in the prior year. We are delighted with this record of achievement and look forward to ViSalus's continued contribution to Blyth's sales and earnings as it enters its first market outside North America in 2013.”

During the fourth quarter, the Company repurchased 411,336 shares, or approximately 2.4% of its 17 million shares outstanding. The Company has 1.6 million shares remaining in its existing repurchase authorization.

Due to the change in the Company's fiscal year from January 31st to December 31st, which was effected in the prior year period, it should be noted that fourth quarter and full year results for 2011 are unaudited and presented for comparative purposes. In addition, due to the divestiture of Sterno in October 2012, its financial results, including a gain on sale of $5.5 million, are classified in Discontinued Operations for all reported periods.

The summary reconciliation of unaudited Generally Accepted Accounting Principles (GAAP) earnings and earnings per share to Non-GAAP earnings and earnings per share presented in the attached table and the discussion of segment operating profit excluding certain items are included as additional references to assist investors in analyzing the Company's performance and should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with GAAP. In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company's underlying business performance. Management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company's core operating results and facilitating comparison across reporting periods.

2012 Fourth Quarter Segment Performance

In October 2012, the Company completed the sale of its Sterno subsidiary for $23.5 million in cash, completing Blyth's strategic transformation from a multi-channel company to a direct-to-consumer company focused on the direct selling and direct marketing channels of distribution. As such, Blyth has realigned its segments to reflect this transformation. Segment results have been restated for all periods shown to reflect the new segment structure. The new segments and related businesses are:

•	Health & Wellness - ViSalus

•	Candles & Home Décor - PartyLite

•	Catalog & Internet - Miles Kimball Company

In the Health & Wellness segment, fourth quarter net sales increased 29% to $126.6 million versus $98.5 million for the same period last year. ViSalus had approximately 76,000 independent Promoters at the end of the fourth quarter versus 59,000 Promoters on board at the end of the prior year's fourth quarter. Health & Wellness fourth quarter segment operating profit was $8.7 million this year versus $2.7 million last year. Excluding the EIP charges of $2.2 million this year and $11.6 million last year, and allocated corporate expenses of $2.4 million this year and $1.8 million last year, fourth quarter operating profit for ViSalus was $13.3 million this year versus $16.1 million in the fourth quarter of 2011. The decrease in 2012 in ViSalus's operating profit was due primarily to the increase in infrastructure, including staffing, an expanded call center, enhanced information technology systems, the investment in global expansion and expanded leased office space necessary to support the North American business.

Ryan Blair, Chief Executive Officer of ViSalus, commented, “2012 was a year of growth and building for ViSalus during which we fortified our infrastructure to support the continued growth opportunity in North America and as we prepare for expansion into Europe. I am incredibly proud of what our team accomplished this year and very optimistic about the long-term prospects of our direct-to-consumer network marketing model, which we can now support very capably due to the investments we've made, including adding approximately 300 new staff members, new leased facilities to house our growth and new information systems and technology.”

Candles & Home Décor sales were $160.1 million in the fourth quarter, versus $195.5 million for the same period last year, a decline of 18%. This decline reflects increased competition from both retail establishments selling candles and other direct selling companies competing for consultants, as well as the soft consumer market worldwide. PartyLite's European sales during the quarter declined 11% in local currency, or 14% in U.S. dollars. PartyLite's European active independent sales Consultants totaled over 30,000 at year-end versus approximately 34,000 last year. PartyLite's U.S. sales declined 34% versus the prior year period. Active U.S. independent sales Consultants totaled approximately 15,000 at year-end versus approximately 19,000 last year. At PartyLite Canada, sales declined 24% in local currency and 21% in U.S. dollars during the quarter, with active independent sales Consultants down 12% to approximately 4,700 at year-end 2012 from 5,300 at year-end 2011.

Fourth quarter operating profit for the Candles & Home Décor segment was $29.9 million versus $28.8 million in last year's fourth quarter. Excluding restructuring charges of $1.0 million this year and $3.0 million last year, and allocated corporate expenses of $1.6 million this year versus $3.6 million last year, PartyLite's operating profit was $32.5 million this year versus $35.4 million last year, largely due to the favorable impact of restructuring and cost savings initiatives which nearly offset the sales decline.

Commenting on the performance of the Candles & Home Décor segment, Robert B. Goergen, Jr., Chief Operating Officer of Blyth and President, PartyLite Worldwide said, “Despite the year-over-year sales decline, PartyLite's operating profit benefited from cost savings related to the streamlining of its operations and other overhead reductions as we 'right-sized' the organization to position it for continued profitability in 2013 and beyond.”

In the Catalog & Internet segment, fourth quarter net sales declined 14% to $44.3 million versus $51.5 million last year due to the continued trend of soft sales of general merchandise. This was partially offset by the strong sales of health and wellness products which continue to achieve double-digit growth through the health and wellness catalog, Easy Comforts®. Fourth quarter operating profit in this segment was $1.1 million this year versus $3.1 million last year. Excluding allocated corporate expenses of $0.5 million this year and $1.2 million last year, Miles Kimball's operating profit was $1.6 million this year versus $4.3 million last year. This decline was due to lower sales and the margin impact from holiday season free shipping promotions.

2012 Full Year Performance

Net Sales for the year ended December 31, 2012 increased 34% to $1.2 billion versus $0.9 billion for the prior year. Operating profit for the year was $84.6 million this year versus $32.2 million last year and includes the following pretax items:

•	ViSalus EIP charge of $11.3 million this year and $27.1 million last year,

•	Fees of $4.7 million related to the ViSalus proposed public offering, which was withdrawn in September 2012,

•	Catalog & Internet segment charge for an intangible impairment of $0.8 million, and

•	Restructuring charge of $3.2 million for PartyLite this year versus $3.0 million last year.

Excluding the impact of these charges, operating profit was $104.6 million this year versus $62.3 million last year. The increase in operating profit is due to strong growth at ViSalus.

Net Earnings attributable to Blyth, Inc. for the full year were $44.0 million compared to $13.8 million for the prior year. Diluted Earnings Per Share attributable to Blyth, Inc. were $2.55 this year compared to $0.83 last year. Earnings per share include:

•	Impairment of Midwest -CBK note receivable charge of $0.06 this year,

•	ViSalus EIP charge of $0.32 this year versus a $0.45 charge last year,

•	Fees incurred by ViSalus related to their withdrawn public offering of $0.12 this year,

•	Catalog & Internet intangible impairment charge of $0.03 this year,

•	PartyLite restructuring charges of $0.12 both this year and last year, and

•	Income from discontinued operations of $0.45 this year and a loss of $0.37 last year.

Normalized Earnings Per Share for the full year before the aforementioned charges and discontinued operations were $2.75 this year versus $1.76 last year, an increase of 56%. After giving effect to the non-cash adjustment of $1.97, resulting from the exchange of redeemable preferred stock in excess of fair value, described above, the Diluted Earnings Per Share attributable to Blyth, Inc. Common Stockholders was $0.58.

The sum of the individual and segment amounts may not equal the reported totals for the quarter and full year for Blyth overall due to rounding.

2013 Earnings Guidance

The Company also announced that 2013 Diluted Earnings Per Share attributable to Blyth, Inc. are expected to be $1.70 - $1.85 compared to 2012 Diluted Earnings Per Share attributable to Blyth, Inc. of $2.55. The year-over-year comparison reflects an anticipated overall single digit sales decline as well as projected investment spending in 2013 that is essential to achieve the Company's long-term growth objectives. Moreover, the Company expects a slight operating loss in the first quarter of 2013 due to a larger decline in year-over-year sales in the first quarter than for the full year. In addition, the Company will see the impact of investment spending begun last year to support Blyth's global growth as well as to sustain the overall health of the operations in each of its three segments. Cash flow from operations for 2013 is expected to be approximately $85 million, an over 60% increase when compared to the approximately $52 million generated in 2012. This increase is primarily due to improvements in working capital, the anticipated settlement of a legal proceeding and non-cash charges associated with management equity incentive plans. Capital spending is anticipated to be relatively flat year-to-year at $19 million.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a direct to consumer business focused on the direct selling and direct marketing channels. It designs and markets health and wellness products, candles and accessories for the home through the direct selling channel, utilizing both the network marketing and home party plan methods. The Company also designs and markets household convenience items and personalized gifts through the catalog/Internet channel. Its products are sold direct to the consumer under the ViSalus Sciences®, PartyLite® and Two Sisters Gourmet by PartyLite® brands and to consumers in the catalog/Internet channel under the Miles Kimball®, Walter Drake®, Easy Comforts®, As We Change® and Exposures® brands.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate to statements of historical or current facts, and include statements concerning our plans, objectives, goals, strategies, future events or performance and underlying assumptions. Forward-looking statements often include words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words of similar substance in connection with discussions of future operating or financial performance. We have prepared our outlook for 2013 based on our current estimate of the accounting charge from the anticipated adoption by ViSalus of its management incentive plan, but that charge will not be finalized until ViSalus implements the plan. Accordingly, the amount of that charge may be materially more or less than we have currently estimated, which would impact our outlook for 2013, perhaps materially. Examples of forward-looking statements in this press release include, but are not limited to, statements regarding the Company's and our business units positioning for profitable growth, ViSalus's international expansion and our expected earnings and financial performance in 2013.

The Company's forward-looking statements are based on management's current expectations and assumptions regarding the Company's business and performance, the economy and other future conditions and future events, circumstances and results. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances, especially when made early in the fiscal year when it is inherently difficult to forecast financial results for the full year. Our actual results could differ materially from those expressed or implied in our forward-looking statements. Important factors that could cause our actual results to differ materially from the forward-looking statements include
(1) our ability to respond appropriately to changing customer preferences and demand for our current and new products or product enhancements; (2) a downturn in the economy; (3) our dependence on sales by independent Promoters and Consultants and our ability to recruit, retain and motivate them; (4) adverse publicity associated with our products, ingredients, Promoters, programs or network marketing business model, or those of similar companies; (5) our ability to influence or control our Promoters and Consultants; (6) our ability to retain our existing customers or attract new customers; (7) ViSalus's obligation, which we have guaranteed, to redeem its preferred stock in December 2017; (8) competition; (9) federal and state regulations applicable to our promotional and compensation programs; (10) certain taxes or assessments relating to the activities of our Promoters and Consultants for which we may be held responsible; (11) our dependence on key employees; (12) risks in our international operations; (13) the loss of a leading Promoter, together with his or her associated sales organization, or the loss of a significant number of Promoters for any reason; (14) laws and governmental regulations, including regulation by the FDA; (15) compliance with advertising and labeling laws; (16) our ability to identify suitable acquisition candidates, complete acquisitions on terms favorable to us and successfully integrate acquired operations; (17) our ability to protect our intellectual property; (18) our reliance on independent third parties for the manufacture and supply of many of our products; (19) product liability claims; (20) interruptions in our information-technology systems; (21) information security or data breaches; (22) our ability to successfully adapt and integrate mobile devices, which depends upon the effective operation of mobile operating systems, networks, and standards that we do not control; (23) credit card and debit card fraud; (24) our storage of user and employee data; (25) shortages or increases in the cost of raw materials; (26) changes in our effective tax rate; (27) turmoil in the financial markets; (28) any fluctuation in our periodic results of operations; (29) increased mailing and shipping costs; (30) the proposed elimination of Saturday catalog delivery; (31) Miles Kimball's credit program; (32) speculative trading, (33) if securities or industry analysts do not publish research or reports about our business, or publish negative reports about our business; (34) our compliance with the Sarbanes-Oxley Act of 2002, and (35) the anticipated accounting charge from the adoption by ViSalus of a management incentive plan, as well as other factors described in this press release and in the Company's most recently filed Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

For the reasons set forth above, investors should not place undue reliance on forward-looking statements. The statements in this press release are made as of the date of this press release, even if subsequently made available by us on our website or otherwise. We do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the day on which they are made, except as provided by law.

###

BLYTH, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except per share data)
(Unaudited)

	Three Months	Three Months	Year	Year
	Ended December 31,	Ended December 31,	Ended December 31,	Ended December 31,
	2,012	2,011	2,012	2,011

Net sales	$331,021	$345,546	$1,179,514	$879,091
Cost of goods sold	108,744	118,713	391,994	312,844
Gross profit	222,277	226,833	787,520	566,247
Selling	136,118	143,333	516,419	383,609
Administrative and other	44,205	37,406	175,234	123,299
ViSalus equity incentive plan	2,183	11,559	11,301	27,102
Total operating expense	182,506	192,298	702,954	534,010
Operating profit	39,771	34,535	84,566	32,237

Other expense (income):
Interest expense	1,585	1,485	6,057	6,473
Interest income	(569)	(455)	(1,724)	(1,355)
Foreign exchange and other	1,237	(286)	(909)	1,465
Total other expense	2,253	744	3,424	6,583
Earnings from continuing operations before income taxes	37,518	33,791	81,142	25,654
Income tax expense	13,911	10,511	31,635	6,519
Earnings from continuing operations	23,607	23,280	49,507	19,135
Earnings (loss) from discontinued operations, net of income tax	575	700	2,197	(3,723)
Gain (loss) on sale of discontinued operations, net of income tax	5,540	502	5,540	(2,458)
Net earnings	29,722	24,482	57,244	12,954
Less: Net earnings (loss) attributable to noncontrolling interests	1,971	(1,153)	13,242	(796)
Net earnings attributable to Blyth, Inc.	27,751	25,635	44,002	13,750
Less: Exchange of redeemable preferred stock in excess of fair value	(33,956)	—	(33,956)	—
Net earnings (loss) attributable to Blyth, Inc. common stockholders	$(6,205)	$25,635	$10,046	$13,750

Diluted earnings per share:
Net earnings from continuing operations	$1.27	$1.47	$2.10	$1.20
Net earnings (loss) from discontinued operations	0.36	0.07	0.45	(0.37)
Net earnings attributable per Blyth, Inc.	1.63	1.54	2.55	0.83
Exchange of redeemable preferred stock in excess of fair value	(1.99)	—	(1.97)	—
Net earnings (loss) attributable to Blyth, Inc. common stockholders	$(0.36)	$1.54	$0.58	$0.83
Weighted average number of shares outstanding	17,038	16,636	17,247	16,656

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2012	December 31, 2011
Assets
Cash and Cash Equivalents	$129,056	$200,571
Short Term Investments	32,073	34,742
Accounts Receivable, Net	9,187	6,810
Inventories	90,952	90,357
Property, Plant & Equipment, Net	93,108	81,339
Other Assets	80,547	82,427
Discontinued operations	—	19,048
Total Assets	$434,923	$515,294

Liabilities and Stockholders' Equity
Bank and Other Debt	$6,426	$6,996
Bond Debt	71,764	92,887
Other Liabilities	151,382	253,721
Discontinued operations	—	7,724
Redeemable Preferred Stock	146,547	—
Equity	58,804	153,966
Total Liabilities and Equity	$434,923	$515,294

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss)Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	December 31, 2012		December 31, 2011
	Dollars	Diluted EPS	Dollars	Diluted EPS

Non-GAAP normalized earnings	$24,256	$1.42	$29,996	$1.80

Non-GAAP Adjustments:

Impairment of note receivable	(956)	(0.06)	—	—

ViSalus Equity Incentive Plan	(987)	(0.06)	(3,616)	(0.22)

Restructuring charges (1)	(677)	(0.04)	(1,947)	(0.12)

Income from discontinued operations, net of income taxes (2)	6,115	0.36	1,202	0.07

GAAP Net earnings attributable to Blyth, Inc.	27,751	1.63	25,635	1.54

Exchange of redeemable preferred stock in excess of fair value (3)	(33,956)	(1.99)	—	—

GAAP Net (loss) earnings attributable to Blyth, Inc. common stockholders	$(6,205)	$(0.36)	$25,635	$1.54

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

(1) Restructuring charges represent costs associated with the realignment of the PartyLite North American distribution center.

(2) Amounts in 2012 reflect a gain on sale of Sterno $5.5 million, net of taxes and net earnings from operations of $0.6 million. Amounts in 2011, include net earnings (losses) from operations of $1.1 million and ($0.4 million) for Sterno and MidWest CBK, respectively. In 2011, the Company recorded a gain on sale of MidWest CBK, net of tax benefits of $0.5 million.

(3) Represents a non-cash adjustment for the issuance of redeemable preferred stock in excess of fair value.

The sum of the individual amounts may not necessarily equal to the totals due to rounding.

Blyth, Inc.
Supplemental Non-GAAP Earnings (Loss)Per Share Measures
(In thousands, except per share data)
(Unaudited)

	Year Ended		Year Ended
	December 31, 2012		December 31, 2011
	Dollars	Diluted EPS	Dollars	Diluted EPS

Non-GAAP normalized earnings	$47,420	$2.75	$29,351	$1.76

Non-GAAP Adjustments:

Impairment of note receivable	(956)	(0.06)	—	—

ViSalus Equity Incentive Plan	(5,515)	(0.32)	(7,473)	(0.45)

ViSalus IPO related costs incurred	(2,108)	(0.12)	—	—

Impairment of intangible assets (1)	(518)	(0.03)	—	—

Restructuring charges (2)	(2,057)	(0.12)	(1,947)	(0.12)

Income (loss) from discontinued operations, net of income taxes (3)	7,737	0.45	(6,181)	(0.37)

GAAP Net earnings attributable to Blyth, Inc.	44,002	2.55	13,750	0.83

Exchange of redeemable preferred stock in excess of fair value (4)	(33,956)	(1.97)	—	—

GAAP Net earnings attributable to Blyth, Inc. common stockholders	$10,046	$0.58	$13,750	$0.83

This table is included as an additional reference to assist investors in analyzing the Company's performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

(1) Impairment of intangible was due to lower forecasted sales in the Exposures brand within the Catalog & Internet segment.

(2) Restructuring charges represent costs associated with the realignment of the PartyLite North American distribution center.

(3) Amounts in 2012 reflect a gain on sale of Sterno $5.5 million, net of taxes and net earnings from operations of $2.2 million. Amounts in 2011, include net earnings (losses) from operations of $1.3 million, ($4.4 million) and ($0.6 million) for Sterno, MidWest CBK and Boca Java, respectively. In 2011, the Company recorded a loss on sale of MidWest CBK, net of tax benefits of ($2.5) million.

(4) Represents a non-cash adjustment for the issuance of redeemable preferred stock in excess of fair value.

The sum of the individual amounts may not necessarily equal to the totals due to rounding.